Exhibit 99.1

N E W S R E L E A S E

Media:	Don Nathan
952-936-1885

(For Immediate Release)

LARRY RENFRO NAMED CEO OF OPTUM

MINNETONKA, MN, July 6, 2011 – UnitedHealth Group [NYSE: UNH] today announced that Larry C. Renfro has been named chief executive officer of Optum, its health services business platform, effective immediately.

Renfro takes over from G. Mike Mikan, who is leaving to lead a private equity fund.

Optum is UnitedHealth Group’s $27 billion information and technology-enabled health services business platform serving the broad health care marketplace, including care providers, plan sponsors, payers, life sciences companies and consumers. Its business units – OptumInsight, OptumHealth and OptumRx – employ more than 30,000 people worldwide.

The CEOs of the three Optum businesses – Dawn Owens, CEO of OptumHealth, Andy Slavitt, CEO of OptumInsight, and Jackie Kosecoff, CEO of OptumRx – will report to Renfro.

Stephen J. Hemsley, president and chief executive officer of UnitedHealth Group, said, “Larry’s skills, depth and broad range of experience will help ensure that Optum continues its focus on customers and execution, growth and development. He brings to Optum a deep experience in health care blended with a background of leadership in technology-driven, financial, seniors and other services businesses. Larry is a trusted leader, counselor and advisor, and, with his proven capability to build new, emerging businesses and to run large, established enterprises, he is ideally suited to extend the momentum generated by the entire Optum team.”

Renfro said, “As the health care landscape continues to evolve, Optum’s deep understanding of the diverse and changing needs of participants across the health system enables it to deliver collaborative solutions that provide the insights and care to help build sustainable health communities. We have an outstanding team in place that has been effectively building the Optum platform to make it easier for clients to connect with the broad skills and expertise, innovative capabilities and end-to-end solutions across our businesses, and I am grateful to be able to join their efforts full-time.”

Hemsley added, “Mike Mikan is an extraordinary talent who has made numerous contributions of incalculable value to our enterprise over the years, for which we will always be grateful. While we will miss him as a friend and colleague, we understand his desire to move in a new direction, and we wish him every success as he does so.”

Larry Renfro joined UnitedHealth Group in January 2009 and was named chief executive officer, Public and Senior Markets Group, including the businesses serving government-sponsored health programs now known as UnitedHealthcare Medicare & Retirement and UnitedHealthcare Community & State. He joined the office of the CEO in 2011. Before joining UnitedHealth Group, Renfro was a senior executive officer at Fidelity Investments and a member of the Fidelity Executive Committee, overseeing several of Fidelity’s non-investment business units. He was president and chief executive officer of AARP Services, Inc., before he rejoined Fidelity in 2008. Renfro has also held senior executive leadership positions at NewRiver, Inc.; State Street Bank & Trust; and Allmerica Financial.

The Optum businesses serve care providers, including nearly 250,000 health professionals and physician practices; 6,200 hospitals and facilities; more than 270 state and federal government agencies; over 2,000 health plans; two of every five FORTUNE 500 employers; more than 400 global life sciences companies; and one in every five U.S. consumers. Together, these businesses help organizations address significant challenges such as improving clinical performance, implementing new models for care delivery and reimbursement, complying with new regulations, and reducing administrative and financial burdens.

About UnitedHealth Group

UnitedHealth Group (NYSE: UNH) is a diversified health and well-being company dedicated to helping people live healthier lives and making health care work better. With headquarters in Minnetonka, Minn., UnitedHealth Group offers a broad spectrum of products and services through two distinct platforms: UnitedHealthcare, which provides health care coverage and benefits services; and Optum, which provides information and technology-enabled health services. Through its businesses, UnitedHealth Group serves more than 75 million people worldwide. Visit www.unitedhealthgroup.com for more information.

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